SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. _______)
*



                                24/7 Media, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    901314104
--------------------------------------------------------------------------------
                                 (CUSIP number)


                    ----------------------------------------



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

                                       13G
CUSIP 901314104                                               Page 2 of 5 Pages

    1    NAME OF REPORTING PERSON; S.S. or I.R.S. IDENTIFICATION NO.

         David J. Moore

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                  (b)  |X|

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, United States of America

         NUMBER OF      5     SOLE VOTING POWER                   735,893
           SHARES
        BENEFICIALLY
          OWNED BY      6     SHARED VOTING POWER                 259,000
            EACH
         REPORTING      7     SOLE DISPOSITIVE POWER              735,893
           PERSON
            WITH
                        8     SHARED DISPOSITIVE POWER            259,000

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         994,893

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                     |_|


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.5%
   12    TYPE OF REPORTING PERSON

         IN



                                Page 2 of 5 Pages

Item 1.  Name of Issuer

   (a)   24/7 Media, Inc.

         Address of Issuer's Principal Executive Offices:

   (b)   1250 Broadway
         New York, NY 10001

Item 2.  Name of Person Filing:

   (a)   David J. Moore

         Address of Principal Business Office or, if none, Residence:

   (b)   1250 Broadway
         New York, NY 10001

         Citizenship

   (c)   United States

         Title of Class of Securities

   (d)   Common Stock, par value $.01 per share

         CUSIP Number

   (e)   901314104


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable

Item 4.  Ownership

   (a)   994,893 shares of Common Stock, par value $.01 per share

   (b)   5.5%

   (c)   (i)      735,893
         (ii)     259,000
         (iii)    735,893
         (iv)     259,000




                                Page 3 of 5 Pages

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of the Group

         Not Applicable.

Item 10. Certification

         Not Applicable.



                                Page 4 of 5 Pages

                        SIGNATURES AND POWER OF ATTORNEY
                        --------------------------------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 1999                     /s/ David J. Moore
                                            -------------------
                                            David J. Moore